Exhibit 16.1

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 737-8117 Facsimile: (604) 714-5916

Website: www.ellisfoster.com

November 8, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements about our firm included in this prospectus in the form of SB-2 filed by Neoview Holdings Inc. with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

"MOORE STEPHENS ELLIS FOSTER LTD."

CHARTERED ACCOUNTANTS

MSEFA partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited

- members in principal cities throughout the world